Contact:
Rod Hise
Third Wave Technologies
(608) 663-4010

For Immediate Release

Third Wave Announces First-Quarter 2006 Financial Results
Company reports strong growth in molecular diagnostic revenue

        MADISON, Wis., April 25, 2006—Third Wave Technologies Inc. (Nasdaq: TWTI) today reported financial results for the first quarter ended March 31, 2006.

        Third Wave reported total revenues of $7.9 million and a net loss of $4.4 million, or ($0.11) a diluted share, for the quarter ended March 31, 2006. This compares to total revenues of $7.1 million and a net loss of $4.4 million, or ($0.11) a diluted share, for the same period of 2005. However, had stock compensation costs for the first quarter of 2005 been determined as if the provisions of FAS No. 123(R) were adopted, the company’s pro forma net loss for that quarter would have been $5.9 million, or ($0.14) a diluted share.

        The company reported clinical molecular diagnostic revenue of $4.7 million for the first quarter of 2006, compared to $4.3 million and $3.1 million for the previous quarter and prior-year quarter, respectively. The company’s first-quarter clinical molecular diagnostic revenue included $4.4 million in U.S. revenue. The company also reported $3.0 million in research revenue, which includes a growing contribution from its Agbio business.

        Third Wave reported gross margins of 73% for the quarter ended March 31, 2006, compared to 72% for the same period of 2005. Total operating expenses were $12.6 million for the first quarter, compared to $11.6 million for the same period of 2005. The company’s pro forma total operating expenses for the first quarter of 2005, which includes stock compensation costs determined as if the provisions of FAS No. 123(R) had been adopted, were $13.1 million. The company resolved all but one of its outstanding patent lawsuits during the first quarter of 2006 and its first-quarter operating expenses included $1.0 million in litigation expense, as a result.

        The company ended the first quarter of 2006 with cash, cash equivalents and short-term investments of $35.6 million, compared to $38.7 million at Dec. 31, 2005.

        “We are very pleased with the progress Third Wave made during the first quarter and the growth of our clinical molecular diagnostic revenue, in particular,” said Kevin T. Conroy, president and chief executive officer of Third Wave. “We are working hard to meet or exceed our 2006 goals. We are continuing to drive revenue growth from our current product menu, while investing in the development of high-value products that will drive the future growth of the company and value creation for our shareholders.”

Conference Call & Webcast

        Company management will host a conference call on Tuesday, April 25, 2006, at 10 a.m. EDT to discuss first-quarter results and ongoing corporate activities. Domestic callers should dial (800) 599-9795 and international callers should dial (617) 786-2905. The access code for both domestic and international callers is 35772390. Please dial in five to 10 minutes prior to the start of conference call. A live webcast and a replay of the conference call will be available at www.twt.com. The conference call, webcast and replay are open to all interested parties.

About Third Wave Technologies

        Third Wave develops and markets molecular diagnostic reagents for a variety of DNA and RNA analysis applications to meet the needs of our customers. The company offers a number of products based on its Invader® chemistry for clinical testing. Third Wave offers in vitro diagnostic kits, and analyte specific, general purpose, and research use only reagents for nucleic acid analysis. For more information about Third Wave and its products, please visit the company's website at http://www.twt.com.

All statements in this news release that are not historical are forward-looking statements within the meaning of the Securities Exchange Act of 1934 as amended. Such forward-looking statements are subject to factors that could cause actual results to differ materially for Third Wave from those projected. Those factors include risks and uncertainties relating to the company’s ability to bring new products to market as anticipated, the current regulatory environment in which the company sells its products, the market acceptance of those products, dependence on partners and customers, successful performance under collaborative and commercial agreements, competition, the strength of the Third Wave intellectual property, the intellectual property of others and other risk factors identified in the documents Third Wave has filed, or will file, with the Securities and Exchange Commission. Copies of the Third Wave filings with the SEC may be obtained from the SEC Internet site at www.sec.gov. Third Wave expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Third Wave’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based. Third Wave Technologies, Invader and the Third Wave logo are trademarks of Third Wave Technologies, Inc.

Third Wave Technologies, Inc
Statement of Operations
(In thousands, except for per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005	2005 Pro-forma

Revenues:
Clinical Product	$4,710	$3,102	$3,102
Research Product	2,996	3,812	3,812
License & royalty	27	93	93
Grant	142	119	119

	7,875	7,126	7,126

Operating expenses:
Cost of goods sold
Product cost of goods sold	1,470	1,539	1,578
Intangible and long-term asset amortization	693	461	461

Total cost of goods sold	2,163	2,000	2,039

Research and development	2,302	2,465	2,857
Selling and marketing	3,029	3,365	3,696
General and administrative	4,061	3,013	3,729
Litigation	1,002	766	766

	10,394	9,609	11,048

Total operating expenses	12,557	11,609	13,087

Loss from operations	(4,682)	(4,483)	(5,961)

Other income (expense):
Interest income	373	347	347
Interest expense	(55)	(89)	(89)
Other	(19)	(196)	(196)

	299	62	62

Net loss	($4,383)	($4,421)	($5,899)

Net loss per diluted share	($0.11)	($0.11)	($0.14)

Weighted average diluted shares outstanding	41,311	41,124	41,124

Third Wave Technologies, Inc
Balance Sheets

	(Unaudited)
	March 31,	December 31,
	2006	2005

Assets:
Cash, cash equivalents, and short-term investments	$35,601	$38,717
Other current assets	7,746	6,249
Equipment and leasehold improvements, net	4,503	4,717
Intangible assets, net of amortization	2,266	2,642
Goodwill and indefinite lived intangible assets	1,497	1,497
Other assets	4,505	4,583

Total assets	$56,118	$58,405

Liabilities and shareholders' equity
Accounts payable, accrued expenses and other liabilities	$17,756	$16,739
Deferred revenue	243	267
Debt	1,221	1,325
Shareholders' equity	36,898	40,074

Total liabilities and shareholders' equity	$56,118	$58,405